Exhibit 99.1
BIOTIME, INC.
6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

BIOTIME NAMES DR. MICHAEL D. WEST AS CEO AND
ANNOUNCES ENTRY INTO STEM CELL RESEARCH
AND REGENERATIVE MEDICINE

EMERYVILLE, CA, October 11, 2007 – BioTime, Inc. (OTCBB: BTIM) today announced that Michael D. West, Ph.D. has become BioTime’s new Chief Executive Officer. Dr. West will help spearhead BioTime’s entry into the field of regenerative medicine by developing advanced human stem cell products and technology for diagnostic, therapeutic and research use.

Dr. West, who has served on the BioTime Board of Directors since 2002, has played a pioneering role in organizing the original collaborative effort to isolate human embryonic stem cells and in cloning and stem cell research.  He has extensive academic and business experience in age-related degenerative diseases, telomerase molecular biology and human embryonic stem cell research and development. Prior to joining BioTime, Dr. West served as Director, President and Chief Scientific Officer of Advanced Cell Technology, Inc., a company engaged in developing human stem cell technology for use in regenerative medicine.  Prior to Advanced Cell Technology, Inc., Dr. West founded Geron Corporation where he initiated and managed programs in telomerase diagnostics, telomerase inhibition as anti-tumor therapy, and the cloning and use of telomerase to immortalize human cells.  He is an inventor named on over 60 patents and patent applications in the field of biotechnology and is an Adjunct Professor of Bioengineering at the University of California, Berkeley. Dr. West received a B.S. Degree from Rensselaer Polytechnic Institute in 1976, an M.S. Degree in Biology from Andrews University in 1982, and a Ph.D. from Baylor College of Medicine in 1989 concentrating on the biology of cellular aging.

“The timing is right for important new business opportunities in the emerging field of regenerative medicine and stem cell research,” said Michael D. West, Ph.D., BioTime’s new Chief Executive Officer.  “I couldn’t be more enthusiastic about working with BioTime’s experienced team, that has successfully navigated a therapeutic product through regulatory approval, Hextend®, and has brought its second product, PentaLyte®, through a Phase II clinical trial.  BioTime’s goal will be to expand its research and development efforts into the new field of regenerative medicine, while continuing to develop and create markets for its line of blood plasma volume expander products.”

Regenerative medicine refers to therapies based on human embryonic stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury.  Embryonic stem cells are the first cells ever discovered that are capable of infinite cell division while possessing the potential to differentiate into all of the cell types of the human body.  Stem cells may also have commercial uses in the development of experimental new drugs.

“We are very excited to have Dr. West join BioTime as our new CEO,” says Dr. Hal Sternberg, VP Research, and Member Office of the President.  “We expect that his leadership capabilities and great expertise in human embryonic stem cell technology will enable BioTime to develop important innovative products for this rapidly expanding industry.”

In addition to entering this emerging field of medicine, BioTime will continue to seek new markets for its physiologically balanced blood plasma volume expander products.  BioTime’s lead product, Hextend®, is distributed in the United States and South Korea and is undergoing clinical trials in Japan, while BioTime is continuing to offer licensing rights to Hextend in other countries.  Hextend has become the standard plasma volume expander at a number of prominent teaching hospitals and leading medical centers and is part of the United States Armed Forces Tactical Combat Casualty Care protocol.  PentaLyte® has undergone Phase II clinical testing in the United States and BioTime is now offering pharmaceutical companies in the U.S. and abroad the opportunity to license PentaLyte®.

BioTime plans to seek up to $5,000,000 of new funding to finance its operations and its entry into the stem cell field. BioTime has not yet determined the amount or terms of any securities that may be offered in connection with such financing.  Any securities that may be offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

BioTime also plans to apply for research funding grants from private and public sources, including the California Institute for Regenerative Medicine (“CIRM”).  CIRM was established in early 2005 with the passage of Proposition 71, the California Stem Cell Research and Cures Initiative.  The statewide ballot measure, which provided $3 billion in funding for stem cell research at California universities and research institutions, was approved by California voters on November 2, 2004, and called for the establishment of a new state agency to make grants and provide loans for stem cell research, research facilities and other vital research opportunities.  CIRM will use bond proceeds to fund basic and applied biomedical research focused on developing diagnostics and therapies and on other vital research opportunities that will lead to life-saving medical treatments.  All proposals are peer-reviewed to support the most promising scientific research. Research grants are made only to California-based research institutions

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements.  BioTime has recently entered the field of regenerative medicine where it plans to develop new medical and research products using embryonic stem cell technology.  Information about BioTime can be found on the web at www.biotimeinc.com. Hextend® and PentaLyte® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the success of BioTime in developing new stem cell products and technologies; results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies;  the price of and demand for BioTime products, and the ability of BioTime to raise the capital needed to finance its current and planned operations.  Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.